Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

Vacasa, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum OfferingPrice Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A common stock, par value $0.00001 per share(1)(2)	457(a)	36,209,775	$4.04	(3)	$146,287,491.00	$0.0000927	$13,560.85
		Total Offering Amounts					$146,287,491.00		$13,560.85
		Total Fees Previously Paid					—		—
		Total Fee Offsets					—		—
		Net Fee Due							$13,560.85

(1)

Pursuant to Rule 416 under the Securities Act, the registrant is also registering an indeterminate number of additional shares of Class A common stock, par value $0.00001 per share (“Class A Common Stock”), issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

The number of shares of Class A Common Stock being registered includes (i) 890,659 shares of Class A Common Stock outstanding on the date hereof, (ii) 62,266 shares of Class A Common Stock issuable upon the settlement of certain restricted stock units outstanding under the registrant’s 2021 Incentive Award Plan, (iii) 510,930 shares of Class A Common Stock issuable upon the exercise of certain stock appreciation rights outstanding under the registrant’s 2016 Equity Compensation Incentive Plan, and (iv) 34,745,920 shares of Class A Common Stock issuable in exchange for common units (“OpCo Units”) of Vacasa Holdings LLC (“Vacasa Holdings”) upon the terms and subject to the conditions set forth in the Fourth Amended and Restated Limited Liability Company Agreement of Vacasa Holdings (the “OpCo LLC Agreement”) and the registrant's amended and restated certificate of incorporation (the “Certificate of Incorporation”).

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock on The Nasdaq Global Select Market on May 25, 2022 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission). This calculation is in accordance with Rule 457(c) of the Securities Act.

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Class A common stock, par value $0.00001 per share(1)(2)	299,864,369	$2,257,978,698.57	S-1	333-261922	December 30, 2021

(1)

Pursuant to Rule 416 under the Securities Act, the registrant also registered an indeterminate number of additional shares of Class A Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Includes (i) 112,120,267 shares of Class A Common Stock that are currently outstanding, (ii) 179,507,845 shares of Class A Common Stock issuable in exchange for OpCo Units upon the terms and subject to the conditions set forth in the OpCo LLC Agreement and the Certificate of Incorporation, (iii) 8,226,848 shares of Class A Common Stock issuable upon the conversion of the registrant's Class G common stock, par value $0.00001 per share, pursuant to the terms of the Certificate of Incorporation, and (iv) 9,409 shares of Class A Common Stock issuable upon the exercise of stock appreciation rights into which certain unit appreciation rights of Vacasa Holdings were converted in connection with the registrant's business combination with TPG Pace Solutions Corp.